Hong Kong Winalite Group, Inc.

(Address: Wai Fung Plaza 664 Nathan Road ,Mongkok, Hong Kong

This EMPLOYMENT AGREEMENT, entered into this 8 day of August, 2011, between **Hong Kong Winalite Group, Inc.** (hereafter "the Company") and Sean Liu (hereafter "Employee" or "He").

WITNESSETH THAT:

WHEREAS, the parties hereto desire to enter into this Agreement to define and set forth the terms and conditions of the employment of the Employee by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and the Employee as follows:

1. Position; Employment Period

The Company hereby employs the Employee as its Chief Executive Officer (CEO), and the Employee hereby agrees to serve in such capacity, for the period beginning August 8th, 2011, and ending on the date on which the Employee's employment is terminated in accordance with paragraph 4 below (the "Employment Period").

2. Compensation

(a) Subject to the following provisions of this Agreement, during the Employment Period the Employee shall be compensated for his services as follows:

(b) He shall receive an annual base salary, payable in monthly or more frequent installments, in an amount which shall initially be: $100,000 per annum payable by 5th of the following month, subject to such increases as may from time to time be determined by the board of directors of the Company.

(c) He shall be entitled to vacations of not less than 15days per year.

(d) He shall be entitled to such other perquisites as may be customarily granted by the Company to employees of similar rank and position.

(e) He shall be entitled to the full benefits including pensions, bonus, merit increase, 401K retirement plan, annuities, stock options, as well as medical, dental, visual, accidental death, disability, and life insurance as may be granted by the Company to the rest of the management team members.

(f) He will receive original stock shares and/or stock options assigned by the Company for every member of the management team as one time welcome package.

3. Disability

Subject to the provisions of paragraph 4, if the Employee's employment is terminated during the Employment Period by reason of his Disability (as defined below), the Employee shall continue to receive an annual salary and benefits in accordance with paragraphs 2(a) and 2(f) through the end of the 24th calendar month of such disability but not in any event beyond the end of the Employment Period. For purposes of this Agreement the term "Disability" means a physical or mental disability which renders the Employee incapable of performing his duties under this Agreement and which disability has existed for at least 3 months, as determined by an independent physician selected by the Company and agreed to by the Employee. Any salary payments to the Employee shall be reduced by the amount of any benefits paid for the same period of time under the Company's disability insurance programs.

4. Amendment and Termination

This Agreement may be amended or cancelled by mutual agreement of the parties without the consent of any other person and, so long as the Employee lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement to terminate the Employment Period. Shall the Employment Period be terminated by sending a notice from the Company to the Employee, the Employee automatically shall continue receiving additional 6 months of salary starting from the notice date based on the rate defined in 2(b) as the remedy for such a termination.

5. Confidentiality

Your attention is drawn to the confidential nature of the Company's business and at all times you are required to maintain such confidentially. During this Agreement or at any time thereafter without the consent in writing of the Company being first obtained, you shall not use for your own account or divulge to any person, firm or company any information concerning the business, products, know-how, technology, accounts, finances, clients or customers of the Company or any of the secrets, dealings, transactions or affairs of the Company and upon termination of this Agreement, you shall surrender to the Company all original and copy documents, files, letters, computer files, samples or other items relation to any matter aforesaid.

6. Affirmation

The Parties hereby acknowledge and affirm that the Employee does not have any liability, responsibility and obligation for any possible claims or lawsuits incurred against the Company. Should such claims or lawsuits filed by third parties against the Employee be based solely on the Employee's association with the Company, the Company shall pay for all costs for the Employee, as the case may be, including reasonable attorneys' fees, in defending against such a lawsuit.

7. Exclusion From Other Business

You must not during your employment with the Company directly or indirectly engage or concern in the conduct of any business other than the Company's business unless an advanced written consent by the Company.

8. Conflict of Interest

Whilst under the Company's employment, you may not associate in the business with Winalite distributors nor hold a distributorship with Winalite. You may not be associated as an advisor for other Multi-Level Marketing Companies. Should you already hold a distributorship with other Multi-Level Marketing Companies, you must disclose this interest to the Company. A conflict of interest, which is deliberate or pursued knowingly, is regarded as serious misconduct and may result in summary dismissal.

9. Rules & Regulations

In addition to the terms and conditions in this letter, you shall observe and abide by all other existing rules and regulations of the Company, including any addition and revision as laid down by the Company from time to time.

10. Notices

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to the Company at its principal executive offices or to the Employee at the last address filed by him in writing with the Company, as the case may be.

11. Applicable Law

The contract of employment shall be subject to the laws of Hong Kong or California. Any dispute concerning the contract shall be submitted to the competent Hong Kong court or Superior Court of California to the exclusion of all other jurisdictions.

12. Non-Assignment

The interests of the Employee under this Agreement are not subject to the claims of his creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered.

13. Successors

This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

14. Counterparts

The Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

IN WITNESS WHEREOF, the Employee has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

Hong Kong Winalite Group, Inc.

/s/ Jingjun Hu

Representative: Jingjun Hu

Agreed and accepted by:

/s/ Sean Liu

Sean Liu